UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2016

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On September 15, 2016, Iron Mountain Canada Operations ULC, or the Issuer, a wholly owned subsidiary of Iron Mountain Incorporated, or Iron Mountain, completed a private offering of C$250.0 million in aggregate principal amount of 5.375% CAD Senior Notes due 2023, or the Notes. The Notes were sold at 100.0% of par. The net proceeds from the offering were approximately $189.5 million, after deducting discounts to the initial purchasers and estimated offering expenses. The Issuer and Iron Mountain used the net proceeds from the offering of the Notes to repay outstanding borrowings under Iron Mountain’s revolving credit facility.

The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or under any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In Canada, the Notes may only be sold to “accredited investors” as defined in section 73.3(1) of the Securities Act (Ontario), or as defined in National Instrument 45-106 — Prospectus Exemptions, as applicable.

The Notes were issued under a Senior Indenture, dated as of September 15, 2016, or the Indenture, by and among the Issuer, Iron Mountain, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, or the Trustee.

The Issuer will pay 5.375% interest per annum on the principal amount of the Notes, payable semi-annually on March 15 and September 15 of each year. Interest will accrue on the Notes from September 15, 2016, and the first interest payment date will be March 15, 2017. The Notes will mature on September 15, 2023, unless earlier redeemed or repurchased in accordance with the terms set forth in the Indenture.

The Notes are jointly and severally guaranteed on an unsecured senior basis by Iron Mountain and Iron Mountain’s direct and indirect wholly owned U.S. subsidiaries that represent the substantial majority of its U.S. operations, or the Subsidiary Guarantors. The Notes and the guarantees will be the Issuer’s, Iron Mountain’s and the Subsidiary Guarantors’ general unsecured senior obligations, will be pari passu in right of payment with all of the Issuer’s, Iron Mountain’s and the Subsidiary Guarantors’ existing and future senior debt and will rank senior in right of payment to all of the Issuer’s, Iron Mountain’s and the Subsidiary Guarantors’ existing and future subordinated debt. The Notes and the guarantees are effectively subordinated to the Issuer’s, Iron Mountain’s and the Subsidiary Guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all liabilities of Iron Mountain’s subsidiaries that do not guarantee the Notes.

Prior to September 15, 2019, the Issuer may, at its option, redeem all or a portion of the Notes at the make-whole price set forth in the Indenture. Prior to September 15, 2019, the Issuer may, at its option, redeem the Notes with the net proceeds of certain equity offerings at the redemption price set forth in the Indenture so long as at least C$162.5 million in aggregate principal amount of the Notes remains outstanding immediately afterwards.  The Issuer has the option to redeem all or a portion of the Notes at any time on or after September 15, 2019 at the redemption prices set forth in the Indenture. Upon the sale of certain assets or upon certain changes of control, the Issuer may be required to offer to repurchase the Notes under the terms set forth in the Indenture.

The Indenture provides for customary “events of default” which could cause, or permit, the acceleration of the Notes and which are similar to those applicable to Iron Mountain’s currently outstanding senior notes. Under the terms of the Indenture, Iron Mountain and certain of its subsidiaries, including the Issuer, are also subject to covenants and restrictions which are substantially similar to those applicable to Iron Mountain’s currently outstanding senior notes.

This brief description of the Notes is qualified in its entirety by reference to the Indenture, attached hereto as Exhibit 4.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

4.1                               Senior Indenture, dated as of September 15, 2016, among the Issuer, Iron Mountain, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Stuart Brown
Name:	Stuart Brown
Title:	Executive Vice President and Chief Financial Officer

Date: September 15, 2016